Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Wet spring delays planting, complicates transportation, harvest & market outlook

Though north-central Iowa and south-central Minnesota, the area around Golden Grain Energy, are looking like they will have a strong corn crop this year, delayed planting in the eastern Corn Belt will likely cause some snarls in the market at harvest time, says Curt Strong, GGE executive vice president and commodity manager.

As of June 9, many of the primary corn states to the east were well behind normal planting schedules, with Ohio at only 50 percent planted compared to a 96 percent five-year average, and Illinois at 73 percent compared to 100 percent.

Strong said that means that harvest in those areas, which typically starts in early September, may be delayed by a month or more, creating a hole in the supply during that time frame. "The challenge for the industry will be to get corn from where it is to where it needs to be at that time," he said, which could keep corn prices higher at a time when the market typically dips.

In response to that potential, Strong noted that ethanol buyers seem to have stepped up their corn contracting in anticipation of potential changes in the corn price, which ethanol prices often mirror. There is still, however, an oversupply of ethanol in the market at this time, which is tempering any price increase. Strong said that the recent approval of E15 for year-round use nationwide should help move some of that surplus, and that exports continue to be a key market for US ethanol. "Even with the tariff and trade challenges we've seen, the industry exported a record amount of ethanol last year," he said.

One other challenge the wet spring has brought to the Upper Midwest has been closure of river traffic due to flooding. While Golden Grain Energy primarily ships out DDGs by rail, Strong said that other plants, which normally rely on barge transport, have had to shift to primarily truck transport, which has caused prices in that market to fall. He said GGE continues to rely as much as possible on rail to maximize the differential in price between those markets.

Maintenance shutdown moves smoothly

In just one week's time, contractors and Golden Grain Energy employees put in 6 man-years of labor to complete more than 50 cleaning and maintenance projects during the plants annual shutdown in May.

COO Chad Kuhlers says that the entire process operated smoothly, from the beginning of shutdown just after midnight on May 11 until the plant was back in operation at 10 p.m. Friday, May 17.

"It was a well-planned, well-executed turnaround," Kuhlers said, with approximately 125 contractors on-site working alongside GGE employees in 12-hour shifts for seven straight days.

Most of the projects completed this year were routine maintenance and cleaning, though there were modifications made to the distillation area on Side 2 of the plant to address ongoing challenges that had been limiting efficiency in that area. Kuhlers said the $250,000 investment in modifications is set to reduce energy usage by 1,500 BTUs per gallon, saving the company approximately $750,000 a year.

"I want to thank everyone for their hard work. The entire process was completed without any accidents, injury or environmental violations," Kuhlers said.



Second quarter rebounds with profits

The second quarter of the 2019 fiscal year showed operating income and profit which was a welcomed change compared to the first quarter of the year. The $1.2 million profit for the quarter ending April 30, 2019 was driven by a 6 percent increase in the number of gallons produced, despite an 8 percent drop in the average price received for ethanol and a 2 percent increase in corn costs per bushel compared to the period of 2018.

The decrease in ethanol price was partially offset by strong DDG prices, which increased 6 percent for Q2 2019 compared to the Q2 of 2018.

Taking income from our investments out of the equation shows that GGE's operational loss for the first six months of 2019 was approximately $(550,000) compared to GGE's operational loss in first six months of 2018 of approximately $(465,000).

We remain optimistic that the last half of our 2019 fiscal year will have better financial results with the recent E15 announcement and consumer confidence in our product. However, the lack of planted corn acres, although not directly in our immediate corn draw area, could have a negative impact on margins.

Plant expansion in service

During the quarter, we placed the last significant phase of our plant expansion in service. Three additional 750,000 gallon fermenters were brought online dropping the amount on the balance sheet classified as construction in process.

We now believe we have the capacity to run at approximately 135mgpy; however, we have not reached that rate as margins are dictating a slower run rate is currently more profitable.

Additional over supply of ethanol could mean a lower price for all our gallons. Running harder means more corn which could equate to a higher price paid on incremental bushels. Despite not fully utilizing our abilities to produce ethanol, we have still seen benefits of the additional fermentation capacity by a reduction in ingredient costs per gallon as well as more ethanol per bushel of corn.

The final phase of the expansion to increase production to air permit capacity of 150mgpy is currently being reevaluated.

Road, admin building construction

Construction of the new road and administration building is underway with estimated completion in the fall of 2019. The new road will change the traffic flow into Golden Grain's property from 43rd Street to Pierce Avenue, creating a one-way flow through the plant. Approximately 1/3 of the road will be considered a city street and will be paved by Mason City soon. We are looking forward to additional staging area for trucks delivering corn to GGE.

Basement walls have been poured for the new administration building, with delivery of components for the building expected in mid-July.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	April 30, 2019	October 31, 2018
Current Assets	$ 31,246,022	$ 35,558,094
Total Assets	$ 131,500,544	$ 135,666,279
Current Liabilities	$ 8,867,432	$ 7,634,070
Long-term liabilities	$ 450,397	$ 536,414
Members Equity	$ 122,182,715	$ 127,101,795
Book Value per Unit	$ 6.15	$ 6.40

INCOME STATEMENT	3 Months Ended 4/30/2019	3 Months Ended 4/30/2018	6 Months Ended 4/30/2019	6 Months Ended 4/30/2018
Revenue	$ 49,608,660	$ 45,886,524	$ 95,805,037	$ 93,365,567
Gross Profit	$ 1,570,724	$ 2,341,798	$ 949,458	$ 2,402,655
Equity in Net Income from Investments	$ 438,716	$ 2,055,567	$ 599,613	$ 2,468,772
Net Income	$ 1,228,441	$ 3,321,205	$ 49,170	$ 2,003,707
Net Income per Unit	$ 0.06	$ 0.17	--	$ 0.10
Distribution Paid	--	--	$ 0.25	$ 0.75

Employee spotlights:

Pascal has been on board since beginning

One of Golden Grain Energy's original employees, who has been with the plant since the first load of corn in 2004, will soon be retiring. We would like to thank him for his years of dedication and significant contributions to GGE's success.

Larry Pascal, joined Golden Grain on Oct. 18, 2004, as production supervisor. He is currently the plant's maintenance manager.

Q. What have you enjoyed most or felt most proud of during your years at Golden Grain?

A. The answer to both parts has been the people of GGE —we have stuck together and made GGE a good place to call our own. GGE has always been a team effort- each of us take pride in making sure we did not let the other guy down.

Q. What are you looking forward to in retirement?

A. Integrating into a new culture with a simpler lifestyle, learning the language of my new residence country, and finding volunteer opportunities.

Although Larry will be with Golden Grain for several more months before his official retirement, we are currently in the process of seeking his replacement to allow time for adequate cross training opportunities. If you or someone you know would fit the role of maintenance manager, send them to https://www.ggecorn.com/careers/maintenance-manager/.

Beadle joins GGE as grain originator

Brock Beadle recently joined Golden Grain as grain originator for the plant. A 2014 graduate of Iowa State University, Beadle has worked the past 5 years at a local elevator in Northern Iowa, primarily working to expand farmer business and serving end users where an origination agreement was shared. "Every fall, I had the joy of dispatching 20-24 trucks in my designated area for their fall trucking program," Beadle says. "My position at Golden Grain has a more focused role as I've been tasked to build farmer relationships in our corn procurement side of the business. In recent years, there has been surge in interest from end-user markets to buy more direct from the farmer."

Contact Brock at 515.341.5160 or bbeadle@ggecorn.com to sell your corn directly to Golden Grain, or reach him through the main GGE phone line at 641.423.8525.

Growth Energy CEO to keynote golf outing Aug. 19

Emily Skor, CEO of Growth Energy, will be our featured speaker at the 15th annual Friends of Ethanol (PAC) banquet and golf outing Aug. 19 at Cedar Ridge Golf Course in Charles City. Skor brings to Growth Energy more than a decade of experience working with industries to address regulatory issues and consumer confidence through media, advocacy, coalition building and consumer education campaigns. Come learn what Growth Energy has planned to continue advocating for biofuels and the future.

Golf sign-in is at 12:15 p.m., with a shotgun start at 1 p.m. Cost is $75 for golf, cart and dinner. The fundraiser auction and dinner will begin at approximately 5 p.m. featuring a prime rib dinner by the Fredericka Locker. For those who choose only the meal and auction, the cost is $25 per person. Please RSVP for golf and/or meal reservations by calling the Golden Grain Energy office at 641-423-8525 or email at info@ggecorn.com.

More accolades for BMEC's education, marketing

The Biofuels Mobile Education Center, a fact- and fun-filled trailer designed to educate the public and promote biofuels, has earned more recognition from both the marketing profession and the ethanol industry. The BMEC trailer is a joint project of the Iowa Corn Growers Association, Golden Grain Energy, Absolute Energy, Homeland Energy Solutions, and Big River Resources, working with the marketing firm of Lessing-Flynn in Des Moines.

BMEC earned a second place award in the public relations category in May at the NOVA awards presented by the American Marketing Association's Iowa division.

It will also to honored later this summer by the American Coalition For Ethanol (ACE) with a 2019 "Grassroots Award," which will be presented at noon, Aug. 15, during the ACE Annual Conference in Omaha.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... Keep driving with E-15 all summer!

Golden Grain Energy and the Renewable Fuels Association (RFA), along with all ethanol producers, welcomed the U.S. Environmental Protection Agency's (EPA) final rule issued May 31 allowing retailers to sell gasoline containing 15% ethanol (E15) year-round. Today's action fulfills President Trump's promise to eliminate the summertime prohibition on E15, a fuel that offers lower cost, reduced emissions, and higher octane.

In the nine years since EPA first approved the use of E15, RFA has worked tirelessly to remove the costly and unnecessary regulatory barrier that prevented retailers in most of the country from selling the fuel during the busy summer driving season.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.